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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM U-3A-2/A

                 STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION
                  UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                      TO BE FILED ANNUALLY PRIOR TO MARCH 1

                          ALPENA POWER RESOURCES, LTD.
                                (Name of Company)

hereby files with the Securities Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

     Claimant Alpena Power Resources' original Form U-3A-2 as filed February 21, 2003 is incorporated herein by reference except as amended herein.

                                    EXHIBIT A

                              --------------------

     A consolidating statement of income and surplus of Alpena Power Resources, Ltd. and its subsidiary companies for the calendar year ending December 31, 2002, together with a consolidating balance sheet of Alpena Power Resources, Ltd. and its subsidiary companies as of December 31, 2002, is attached hereto as Exhibit A and incorporated herein by reference.

     The above named claimant has caused this statement to be fully executed on its behalf by its authorized officer on the 25th day of February, 2003.

                                      ALPENA POWER RESOURCES, LTD.
                                      (Name of claimant)

                                      By: /s/ Steven K. Mitchell
                                          --------------------------------------
                                              Steven K. Mitchell
Corporate Seal                                Executive Vice President/Treasurer

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Attest:


/s/ Ann K. Burton
----------------------------------
Ann K. Burton
Vice President/Secretary


     Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

                               Steven K. Mitchell
                       Executive Vice President/Treasurer
                              310 N. Second Avenue
                                Alpena, MI 49707



                                    EXHIBIT B

                              ---------------------

     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

     There are no EWG or foreign utility companies related to any of the associated companies in the holding company system.



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